EXHIBIT 10.6

                                 AMENDMENT NO. 1
                                       TO
                              EMPLOYMENT AGREEMENT

         This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (the "AMENDMENT"), is entered into as of this 6th day of April, 2005 by and between Alpha Innotech Corporation, a California corporation (the "COMPANY"), and Darryl Ray (the "EMPLOYEE").

                                    RECITALS

         A. On May 11, 2001, the Company and the Employee entered into an Employment Agreement (the "AGREEMENT") pursuant to which the Company retained the services of the Employee.

         B. The Company and Xtrana, Inc. ("XTRANA") are parties to that certain Agreement and Plan of Merger dated December 14, 2004, as amended by Amendment No. 1 to Agreement and Plan of Merger dated March 25, 2005 (as amended, the "MERGER AGREEMENT"), pursuant to which the Company would merge with and into a subsidiary of Xtrana.

         C. It is a condition to closing of the transactions contemplated by the Merger Agreement that the Company and the Employee enter into this Amendment.

         D. The parties desire to amend the provisions of the Agreement on the terms and conditions set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and undertakings this Agreement contains, the parties hereto hereby agree as follows:

         1. AMENDMENT TO SECTION 1.1. Section 1.1 of the Agreement is hereby amended in its entirety to read as follows:

                  "1.1 TITLE. The Employee shall be employed by the Company as its President and Chief Operating Officer or such other position as the Board of Directors of the Company may from time to time appoint the Employee."

         2. AMENDMENT TO SECTION 2.1(f). Section 2.1(f) of the Agreement is hereby amended in its entirety as follows:

                  "(f) "TERMINATION FOR GOOD REASON" means the Employee's resignation from the Company within six months of a significant reduction in the level of responsibilities, duties or job description from those of President and Chief Operating Officer, unless otherwise mutually agreed."


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         3.       AMENDMENT  TO SECTION  2.4.  Section 2.4 of the  Agreement  is
hereby amended in its entirety to read as follows:

                  "2.4 TERMINATION OTHER THAN FOR CAUSE, DEATH, DISABILITY OR GOOD REASON. Upon termination by the Company of the Employee's employment for any reason other than as specified in Sections 2.1(c),
         (d), (e), (f) or (h) hereof, the Company shall pay the Employee all Accrued Compensation (including outstanding deferred compensation), if any, and shall continue to pay the Employee the Base Salary for a period of one year from the date of the termination, at the rate and upon the normal payroll schedule in effect at the time of termination. Notwithstanding the foregoing, the payment of any such severance payments (other than Accrued Compensation) shall be contingent upon (i) the Employee executing a general release of claims (in a form prescribed by the Company) of all known and unknown claims that the Employee may then have against the Company or persons affiliated with the Company relating to the Employee's employment with the Company and
         (ii) the Employee's continued compliance with the obligations contained in Section 4 hereof. Notwithstanding the above, if the Employee would be subject to an excise tax for the above described severance payments under Internal Revenue Code Section 409A, the Employee shall be entitled to elect to receive such severance payments in a lump sum in the year of termination."

         4. AMENDMENT TO SECTION 2.8. The Agreement is hereby amended to renumber the existing Section 2.8 of the Agreement as Section 2.9 and to add the following new Section 2.8:

                  "2.8 TERMINATION FOR GOOD REASON. Upon Termination For Good Reason, the Company shall pay the Employee all Accrued Compensation (including outstanding deferred compensation), if any, and shall continue to pay the Employee the Base Salary for a period of one year from the date of the termination, at the rate and upon the normal payroll schedule in effect at the time of termination. Notwithstanding the foregoing, the payment of any such severance payments (other than Accrued Compensation) shall be contingent upon (i) the Employee executing a general release of claims (in a form prescribed by the Company) of all known and unknown claims that the Employee may then have against the Company or persons affiliated with the Company relating to the Employee's employment with the Company and (ii) the Employee's continued compliance with the obligations contained in
         Section 4 hereof. Notwithstanding the above, if the Employee would be subject to an excise tax for the above described severance payments under Internal Revenue Code Section 409A, the Employee shall be entitled to elect to receive such severance payments in a lump sum in the year of termination."

         5. AMENDMENT TO SECTION 3.1. Section 3.1 of the Agreement is hereby amended in its entirety to read as follows:

                  "3.1 BASE SALARY. As payment for the services to be rendered by the Employee as provided in Section 1 and subject to the provisions of Section 2 of this Agreement, the Company shall pay the Employee a "Base Salary" at the rate of (i) $200,000 per year for period from May 11, 2001 through December 31, 2004 and


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


         (ii) $100,000 for the period from January 1, 2005 through the remaining term of this Agreement, in each case payable on the Company's normal payroll schedule. The Base Salary shall be subject to adjustment, upward but not downward, at the discretion of the Board of Directors of the Company at any time following the earlier to occur of the (x) the completion of the Company's anticipated reverse-merger transaction with Xtrana, Inc. (the "REVERSE MERGER") and (y) a failure to close the Reverse Merger and termination of the Agreement and Plan of Merger dated December 14, 2004, and amended as of March 25, 2005, among the Company, Xtrana, Inc. and AIC Merger Corporation (as amended, the "MERGER AGREEMENT")."

         6. AMENDMENT TO SECTION 4.1. The second sentence of Section 4.1 of the Agreement is hereby amended to read as follows:

         "Thus, to avoid the inevitable disclosure of the Company's trade secrets and confidential information, the Employee agrees and acknowledges that the Employee's right to receive the severance payments set forth in Sections 2.4, 2.5 and 2.8 (to the extent the Employee is entitled to receive such payments) shall be conditioned upon the Employee not directly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, controlling stockholder, corporate officer, director or otherwise) or participating in the financing, operation, management or control of, any person, firm, corporation or business that directly competes with the Company's business."

         7. AMENDMENT TO SECTION 4.2. Section 4.2 of the Agreement is hereby amended in its entirety to read as follows:

                  "4.2 NON-SOLICITATION. Until the date one year after termination of the Employee's employment with the Company for any reason, the Employee agrees and acknowledges that the Employee's right to receive the severance payments set forth in Sections 2.4, 2.5 and
         2.8 (to the extent the Employee is otherwise entitled to such payments) shall be conditioned upon the Employee not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave the Company either for the Employee or for any other entity or person."

         8. WARRANT. The Company shall issue the Employee a warrant to purchase 700,000 shares of the Company's Common Stock at a purchase price of $0.01 per share.

         9. MANAGEMENT BONUS PLAN. The Employee shall be eligible to receive a bonus based on the Company's achievement of certain revenue milestones for fiscal years 2005, 2006 and 2007, as set forth in further detail in the management bonus plan attached hereto as EXHIBIT A. The Employee and the Company acknowledge and agree that the bonus plan attached hereto supersedes and replaces that certain letter from the Company to the Employee dated as of December 30, 2004, which letter shall cease to have any further force or effect.


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


         10. EFFECTIVENESS. This Amendment shall be effective upon execution and delivery hereof by the Company and the Employee; provided, however, that if the Reverse Merger does not close and the Merger Agreement is terminated, then this Amendment shall become null and void.

         11. RATIFICATION OF REMAINING TERMS. Except as set forth above, the remaining terms and conditions of the Agreement shall not be amended by this Amendment and shall remain in full force and effect, and binding in accordance with their respective terms.

         12. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth in the first paragraph.


                                            ALPHA INNOTECH CORPORATION

                                            By: /S/ HASEEB CHAUDHRY
                                                --------------------------------
                                            Name:  Haseeb Chaudhry
                                            Title:  Chief Executive Officer



                                            DARRYL RAY

                                            /S/ DARRYL RAY
                                            ------------------------------------


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